EXHIBIT 11.1

                        FREEPORT-McMoRan INC.
               COMPUTATION OF NET INCOME PER COMMON AND
                       COMMON EQUIVALENT SHARE



                               Three Months                   Nine Months
                            Ended September 30,           Ended September 30,
                          ------------------------    ------------------------
                             1996          1995          1996          1995
                          ----------    ----------    ----------    ----------
                                (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
   to common stock        $    2,875    $   24,503    $   35,130    $  309,379
                          ==========    ==========    ==========    ==========

  Average common shares
   outstanding                25,488        28,115        26,509        25,129
  Common stock equivalents:
    Stock options                279           345           315           193
                          ----------    ----------    ----------    ----------
  Common and common
   equivalent shares          25,767        28,460        26,824        25,322
                          ==========    ==========    ==========    ==========

  Net income per common
   and common equivalent
   share                        $.11          $.86         $1.31        $12.22
                                ====          ====         =====        ======


Fully diluted:
  Net income applicable
   to common stock        $    2,875    $   24,503    $   35,130    $  309,379
  Plus preferred
   dividends                       -             -             -         7,660
  Plus interest, net of
   tax effect, on
   convertible
   subordinated
   debentures                      -             -             -        15,921
                          ----------    ----------    ----------    ----------
  Net income applicable
   to common stock        $    2,875    $   24,503    $   35,130    $  332,960
                          ==========    ==========    ==========    ==========

  Average common shares
   outstanding                25,488        28,115        26,509        25,129
  Common stock equivalents:
    Stock options                279           452           315           345
  Convertible securities:
    Preferred stock                -             -             -           913
    Convertible subordinated
     debentures                    -             -             -         3,126
                          ----------    ----------    ----------    ----------
  Common and common
   equivalent shares          25,767        28,567        26,824        29,513
                          ==========    ==========    ==========    ==========

  Net income per common
   and common equivalent
   share                        $.11          $.86         $1.31        $11.28
                                ====          ====         =====        ======